EXHIBIT 99.1

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
Irving, TX 75039
972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 1, 2013

EXXON MOBIL CORPORATION ANNOUNCES ESTIMATED
SECOND QUARTER 2013 RESULTS

	Second Quarter			First Half
	2013	2012	%	2013	2012	%
Earnings
$ Millions	6,860	15,910	-57	16,360	25,360	-35
$ Per Common Share
Assuming Dilution	1.55	3.41	-55	3.67	5.41	-32

Capital and Exploration
Expenditures - $ Millions	10,244	9,339	10	22,019	18,173	21

ExxonMobil's Chairman REX W. TILLERSON commented:

“ExxonMobil’s second quarter results reflect continued strong operational performance and investments to meet growing demand for oil, natural gas and chemical products in the years ahead.

Second quarter earnings were $6.9 billion, down 57% from the second quarter of 2012.  Excluding the prior year net gain of $7.5 billion associated with divestments and tax‑related items, earnings were down 19%.  Weaker refining margins and volumes associated with planned refinery turnaround and maintenance activities negatively impacted Downstream earnings.

Capital and exploration expenditures were $10.2 billion in the second quarter and $22 billion for the first six months of 2013, in line with anticipated spending plans.

The Corporation distributed $6.8 billion to shareholders in the second quarter through dividends and share purchases to reduce shares outstanding.”

SECOND QUARTER HIGHLIGHTS

•

Earnings of $6,860 million decreased $9,050 million or 57% from the second quarter of 2012 reflecting the absence of a prior year net gain of $7.5 billion associated with divestments and tax‑related items.

•	Earnings per share (assuming dilution) were $1.55, a decrease of 55%. Excluding prior year divestments and tax‑related items, earnings per share were down 14%.
•	Capital and exploration expenditures were $10.2 billion, up 10% from the second quarter of 2012, in line with anticipated spending plans.
•	Oil‑equivalent production decreased 1.9% from the second quarter of 2012. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was essentially flat.
•

Cash flow from operations and asset sales was $8.0 billion, which includes an unfavorable working capital impact of about $5 billion primarily related to the timing of tax payments and planned operational events.  Proceeds associated with asset sales were $0.3 billion.

•	Share purchases to reduce shares outstanding were $4 billion.
•	Dividends per share of $0.63 increased 11% compared to the second quarter of 2012.
•

As announced on April 27, 2013, production started from the Kearl oil sands project in Alberta, Canada.  The initial phase is expected to produce 110,000 barrels per day, with the expansion project expected to double production capacity by late 2015.

•

Rosneft and ExxonMobil announced the achievement of several milestones under their 2011 Strategic Cooperation Agreement, including the formation of joint ventures for the Kara Sea and Black Sea projects, and the establishment of foundations for joint ventures to explore seven other licenses in the Russian Arctic and to manage the joint West Siberia tight oil project.  The companies have also agreed to move to the next planning phase for an LNG development in the Russian Far East.

•

ExxonMobil recently announced expansions to increase premium base stocks production at the Baytown, Texas and Singapore refineries, with production expected to be available by early 2015.  The projects will increase capacity by 30%, maintaining our position as one of the industry’s leading global suppliers of high‑quality base stocks.

•

ExxonMobil’s Singapore Chemical Plant began producing ethylene from the facility’s second world-scale steam cracker, more than doubling steam‑cracking capacity at the site and significantly increasing specialties capacity.  The new steam cracker improves feedstock flexibility and well positions the Singapore complex to serve growth markets in Asia Pacific.

Second Quarter 2013 vs. Second Quarter 2012

Upstream earnings were $6,305 million in the second quarter of 2013, down $2,053 million from the second quarter of 2012.  Higher natural gas realizations, partially offset by lower liquids realizations, increased earnings by $90 million, while lower volumes reduced earnings by $70 million.  All other items reduced earnings by about $2.1 billion, primarily reflecting the absence of a prior year gain in Angola and higher operating expenses, including reimbursement of past exploratory costs to Rosneft for the Black Sea and Kara Sea Joint Ventures.

On an oil‑equivalent basis, production decreased 1.9% from the second quarter of 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was essentially flat.

Liquids production totaled 2,182 kbd (thousands of barrels per day), down 26 kbd from the second quarter of 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was flat, as field decline was offset by project ramp‑up and lower downtime.

Second quarter natural gas production was 11,354 mcfd (millions of cubic feet per day), down 307 mcfd from 2012.  Excluding the impacts of entitlement volumes and divestments, natural gas production was flat, as field decline was offset by higher demand, lower downtime and project ramp‑up.

Earnings from U.S. Upstream operations were $1,096 million, $418 million higher than the second quarter of 2012.  Non‑U.S. Upstream earnings were $5,209 million, down $2,471 million from the prior year.

Downstream earnings were $396 million, down $6,250 million from the second quarter of 2012, due primarily to the absence of the $5.3 billion gain associated with the Japan restructuring.  Weaker margins, mainly in refining, decreased earnings by $510 million.  Volume and mix effects decreased earnings by $370 million, due primarily to higher planned maintenance.  All other items, primarily higher expenses, decreased earnings by $70 million.

Petroleum product sales of 5,765 kbd were 406 kbd lower than last year's second quarter reflecting the Japan restructuring and other divestment‑related impacts.

Earnings from the U.S. Downstream were $248 million, down $586 million from the second quarter of 2012.  Non‑U.S. Downstream earnings of $148 million were $5,664 million lower than last year.

Chemical earnings of $756 million were $693 million lower than the second quarter of 2012.  The absence of the gain associated with the Japan restructuring decreased earnings by $630 million.  Lower specialties margins decreased earnings by $100 million.  Volume and mix effects increased earnings by $120 million.  All other items, including higher operating expenses, decreased earnings by $80 million.  Second quarter prime product sales of 5,831 kt (thousands of metric tons) were 141 kt lower than last year's second quarter.

Corporate and financing expenses of $597 million were relatively flat with the second quarter of 2012.

During the second quarter of 2013, Exxon Mobil Corporation purchased 45 million shares of its common stock for the treasury to reduce the number of shares outstanding at a cost of $4.0 billion.  Share purchases to reduce shares outstanding are currently anticipated to equal $3 billion in the third quarter of 2013.  Purchases may be made in both the open market and through negotiated transactions, and may be increased, decreased or discontinued at any time without prior notice.

First Half 2013 vs. First Half 2012

Earnings of $16,360 million decreased $9,000 million from 2012.  Earnings per share decreased 32% to $3.67.

FIRST hALF HIGHLIGHTS

•	Earnings were $16,360 million, down $9,000 million or 35% from the first half of 2012. Lower net gains from divestments impacted earnings by $8.8 billion.
•	Earnings per share decreased 32% to $3.67. Excluding net gains from divestments, earnings per share increased 4%.
•	Oil‑equivalent production was down 2.7% from 2012. Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down 0.9%.
•	Cash flow from operations and asset sales was $21.9 billion, including proceeds associated with asset sales of $0.7 billion.
•	The Corporation distributed over $14 billion to shareholders in the first half of 2013 through dividends and share purchases to reduce shares outstanding.
•	Capital and exploration expenditures were $22 billion, up 21% from the first half of 2012, in line with anticipated spending plans.

Upstream earnings were $13,342 million, down $2,818 million from the first half of 2012.  Lower liquids realizations, partially offset by higher gas realizations, reduced earnings by $140 million.  Lower sales volumes decreased earnings by $340 million.  All other items, including lower net gains on asset sales, mainly in Angola, and higher expenses, reduced earnings by $2.3 billion.

On an oil‑equivalent basis, production was down 2.7% compared to the same period in 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, production was down 0.9%.

Liquids production of 2,188 kbd decreased 23 kbd compared with 2012.  Excluding the impacts of entitlement volumes, OPEC quota effects and divestments, liquids production was down 0.9%, as field decline was partly offset by project ramp‑up and lower downtime.

Natural gas production of 12,278 mcfd decreased 571 mcfd from 2012.  Excluding the impacts of entitlement volumes and divestments, natural gas production was down 0.9%, with field decline partly offset by higher demand, lower downtime and project ramp‑up.

Earnings from U.S. Upstream operations for 2013 were $1,955 million, up $267 million from 2012.  Earnings outside the U.S. were $11,387 million, down $3,085 million from the prior year.

Downstream earnings of $1,941 million decreased $6,291 million from 2012 driven by the absence of the $5.3 billion gain associated with the Japan restructuring.  Higher margins increased earnings by $230 million, while volume and mix effects decreased earnings by $640 million.  All other items, including higher operating expenses and lower divestments, decreased earnings by $580 million.  Petroleum product sales of 5,760 kbd decreased 483 kbd from 2012.

U.S. Downstream earnings were $1,287 million, down $150 million from 2012.  Non‑U.S. Downstream earnings were $654 million, a decrease of $6,141 million from last year.

Chemical earnings of $1,893 million were $257 million lower than 2012.  The absence of the gain associated with the Japan restructuring decreased earnings by $630 million.  Higher margins increased earnings by $210 million, while volume and mix effects increased earnings by $130 million.  All other items increased earnings by $30 million.  Prime product sales of 11,741 kt were down 568 kt from 2012.

Corporate and financing expenses were $816 million in the first half of 2013, down $366 million from 2012, as favorable tax impacts were partially offset by the absence of the Japan restructuring impact.

Gross share purchases through the first half of 2013 were $9.7 billion, reducing shares outstanding by 108 million shares.

Estimates of key financial and operating data follow.

ExxonMobil will discuss financial and operating results and other matters on a webcast at 10 a.m. Central time on August 1, 2013.  To listen to the event live or in archive, go to our website at exxonmobil.com.

Cautionary statement

Statements relating to future plans, projections, events or conditions are forward‑looking statements.  Actual results, including project plans, costs, timing, and capacities; capital and exploration expenditures; resource recoveries; and share purchase levels, could differ materially due to factors including: changes in oil or gas prices or other market or economic conditions affecting the oil and gas industry, including the scope and duration of economic recessions; the outcome of exploration and development efforts; changes in law or government regulation, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed under the heading "Factors Affecting Future Results" in the “Investors” section of our website and in Item 1A of ExxonMobil's 2012 Form 10-K.  We assume no duty to update these statements as of any future date.

Frequently used terms

This press release includes cash flow from operations and asset sales, which is a non‑GAAP financial measure.  Because of the regular nature of our asset management and divestment program, we believe it is useful for investors to consider proceeds associated with the sales of subsidiaries, property, plant and equipment, and sales and returns of investments together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities.  A reconciliation to net cash provided by operating activities is shown in Attachment II.  References to quantities of oil or natural gas may include amounts that we believe will ultimately be produced, but that are not yet classified as “proved reserves” under SEC definitions.  Further information on ExxonMobil's frequently used financial and operating measures and other terms is contained under the heading "Frequently Used Terms" available through the “Investors” section of our website at exxonmobil.com.

Reference to Earnings

References to corporate earnings mean net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement.  Unless otherwise indicated, references to earnings, Upstream, Downstream, Chemical and Corporate and Financing segment earnings, and earnings per share are ExxonMobil's share after excluding amounts attributable to noncontrolling interests.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

			Attachment I

EXXON MOBIL CORPORATION
SECOND QUARTER 2013
(millions of dollars, unless noted)
	Second Quarter		First Half
	2013	2012	2013	2012
Earnings / Earnings Per Share

Total revenues and other income	106,469	127,363	215,276	251,416
Total costs and other deductions	93,701	101,172	186,470	207,710
Income before income taxes	12,768	26,191	28,806	43,706
Income taxes	5,793	8,537	12,070	16,253
Net income including noncontrolling interests	6,975	17,654	16,736	27,453
Net income attributable to noncontrolling interests	115	1,744	376	2,093
Net income attributable to ExxonMobil (U.S. GAAP)	6,860	15,910	16,360	25,360

Earnings per common share (dollars)	1.55	3.41	3.67	5.41

Earnings per common share
- assuming dilution (dollars)	1.55	3.41	3.67	5.41

Other Financial Data

Dividends on common stock
Total	2,794	2,657	5,355	4,878
Per common share (dollars)	0.63	0.57	1.20	1.04

Millions of common shares outstanding
At June 30			4,402	4,616
Average - assuming dilution	4,433	4,657	4,459	4,687

ExxonMobil share of equity at June 30			165,647	162,811
ExxonMobil share of capital employed at June 30			189,218	181,900

Income taxes	5,793	8,537	12,070	16,253
Sales-based taxes	7,552	8,027	15,044	16,520
All other taxes	8,986	10,036	17,767	21,239
Total taxes	22,331	26,600	44,881	54,012

ExxonMobil share of income taxes of
equity companies	1,380	1,441	3,319	3,146

			Attachment II

EXXON MOBIL CORPORATION
SECOND QUARTER 2013
(millions of dollars)
	Second Quarter		First Half
	2013	2012	2013	2012
Earnings (U.S. GAAP)
Upstream
United States	1,096	678	1,955	1,688
Non-U.S.	5,209	7,680	11,387	14,472
Downstream
United States	248	834	1,287	1,437
Non-U.S.	148	5,812	654	6,795
Chemical
United States	515	494	1,267	927
Non-U.S.	241	955	626	1,223
Corporate and financing	(597)	(543)	(816)	(1,182)
Net income attributable to ExxonMobil	6,860	15,910	16,360	25,360

Cash flow from operations and asset sales (billions of dollars)

Net cash provided by operating activities
(U.S. GAAP)	7.7	10.2	21.2	29.5

Proceeds associated with asset sales	0.3	3.7	0.7	6.2

Cash flow from operations and asset sales	8.0	13.9	21.9	35.7

			Attachment III

EXXON MOBIL CORPORATION
SECOND QUARTER 2013

	Second Quarter		First Half
	2013	2012	2013	2012
Net production of crude oil, natural gas
liquids, bitumen and synthetic oil,
thousands of barrels daily (kbd)
United States	419	419	427	423
Canada/South America	264	243	264	246
Europe	197	213	196	220
Africa	472	514	463	489
Asia	778	766	791	784
Australia/Oceania	52	53	47	49
Worldwide	2,182	2,208	2,188	2,211

Natural gas production available for sale,
millions of cubic feet daily (mcfd)
United States	3,581	3,897	3,585	3,915
Canada/South America	347	392	337	385
Europe	2,836	2,578	3,650	3,512
Africa	5	25	7	18
Asia	4,174	4,379	4,344	4,695
Australia/Oceania	411	390	355	324
Worldwide	11,354	11,661	12,278	12,849

Oil-equivalent production (koebd)[1]	4,074	4,152	4,234	4,352

[1] Gas converted to oil-equivalent at 6 million cubic feet = 1 thousand barrels

			Attachment IV

EXXON MOBIL CORPORATION
SECOND QUARTER 2013

	Second Quarter		First Half
	2013	2012	2013	2012
Refinery throughput (kbd)
United States	1,745	1,740	1,778	1,782
Canada	435	384	432	411
Europe	1,400	1,489	1,397	1,485
Asia Pacific	771	1,064	781	1,180
Other	115	285	132	288
Worldwide	4,466	4,962	4,520	5,146

Petroleum product sales (kbd)
United States	2,525	2,488	2,528	2,480
Canada	470	421	453	422
Europe	1,527	1,582	1,493	1,573
Asia Pacific	835	1,065	864	1,148
Other	408	615	422	620
Worldwide	5,765	6,171	5,760	6,243

Gasolines, naphthas	2,327	2,489	2,341	2,505
Heating oils, kerosene, diesel	1,791	1,915	1,791	2,005
Aviation fuels	469	452	461	455
Heavy fuels	431	554	446	530
Specialty products	747	761	721	748
Worldwide	5,765	6,171	5,760	6,243

Chemical prime product sales,
thousands of metric tons (kt)
United States	2,360	2,296	4,724	4,661
Non-U.S.	3,471	3,676	7,017	7,648
Worldwide	5,831	5,972	11,741	12,309

			Attachment V

EXXON MOBIL CORPORATION
SECOND QUARTER 2013
(millions of dollars)
	Second Quarter		First Half
	2013	2012	2013	2012
Capital and Exploration Expenditures
Upstream
United States	2,643	2,662	4,733	5,084
Non-U.S.	6,634	5,731	15,391	11,388
Total	9,277	8,393	20,124	16,472
Downstream
United States	221	176	480	286
Non-U.S.	354	393	704	722
Total	575	569	1,184	1,008
Chemical
United States	198	95	312	169
Non-U.S.	192	273	394	512
Total	390	368	706	681

Other	2	9	5	12

Worldwide	10,244	9,339	22,019	18,173

Exploration expenses charged to income
included above
Consolidated affiliates
United States	69	83	196	186
Non-U.S.	384	288	700	705
Equity companies - ExxonMobil share
United States	1	-	2	1
Non-U.S.	223	4	224	10
Worldwide	677	375	1,122	902

		Attachment VI

EXXON MOBIL CORPORATION
EARNINGS

	$ Millions	$ Per Common Share[1]

2009
First Quarter	4,550	0.92
Second Quarter	3,950	0.82
Third Quarter	4,730	0.98
Fourth Quarter	6,050	1.27
Year	19,280	3.99

2010
First Quarter	6,300	1.33
Second Quarter	7,560	1.61
Third Quarter	7,350	1.44
Fourth Quarter	9,250	1.86
Year	30,460	6.24

2011
First Quarter	10,650	2.14
Second Quarter	10,680	2.19
Third Quarter	10,330	2.13
Fourth Quarter	9,400	1.97
Year	41,060	8.43

2012
First Quarter	9,450	2.00
Second Quarter	15,910	3.41
Third Quarter	9,570	2.09
Fourth Quarter	9,950	2.20
Year	44,880	9.70

2013
First Quarter	9,500	2.12
Second Quarter	6,860	1.55

[1]		Computed using the average number of shares outstanding during each period.
The sum of the four quarters may not add to the full year.